Exhibit A:

Ms. Montgomery also directly owns an employee stock option to purchase 2,500 shares of Class A common stock with (i) an exercise price of $131.53 per share and (ii) an expiration date of February 8, 2028. Of the 2,500 shares subject to this option, 1,250 shares vested on February 8, 2021 and 1,250 shares vested on February 8, 2022.

Ms. Montgomery also directly owns an employee stock option to purchase 5,000 shares of Class A common stock with (i) an exercise price of $151.60 per share and (ii) an expiration date of November 22, 2029. Of the 5,000 shares subject to this option, 1,250 shares vested on November 22, 2020, 1,250 shares vested on November 22, 2021, 1,250 shares are scheduled to vest on November 22, 2022, and 1,250 shares are scheduled to vest on November 22, 2023.

Ms. Montgomery also directly owns an employee stock option to purchase 7,500 shares of Class A common stock with (i) an exercise price of $691.23 per share and (ii) an expiration date of February 23, 2031. Of the 7,500 shares subject to this option, 1,875 shares vested on February 23, 2022, 1,875 shares are scheduled to vest on February 23, 2023, 1,875 shares are scheduled to vest on
February 23, 2024, and 1,875 shares are scheduled to vest on February 23, 2025.

Ms. Montgomery also directly owns an employee stock option to purchase 5,000 shares of Class A common stock with (i) an exercise price of $406.60 per share and (ii) an expiration date of February 17, 2032. Of the 5,000 shares subject to this option, 1,250 shares are scheduled to vest on February 17, 2023, 1,250 shares are scheduled to vest on February 17, 2024, 1,250 shares are scheduled to vest on February 17, 2025, and 1,250 shares are scheduled to vest on February
17, 2026.

Ms. Montgomery also directly owns restricted stock units with the contingent right to receive 300 shares of Class A common stock. Of these 300 shares, 150 shares are scheduled to vest on November 13, 2023 and 150 shares are scheduled to vest on November 13, 2024.